Exhibit 99.1

Entercom Communications Corp.

Announces Expiration of Exchange Offer for 10  1/2% Senior Notes due 2019

(Bala Cynwyd, Pa., January 26, 2012) Entercom Communications Corp. (the “Company”) (NYSE: ETM) announced today the expiration of the exchange offer by its wholly owned finance subsidiary Entercom Radio, LLC (“Entercom Radio”) for Entercom Radio’s outstanding unregistered 10  1/2% Senior Notes due 2019, Series A (the “Outstanding Notes”). The Outstanding Notes were originally issued on November 23, 2011, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended.

In the exchange offer, $220 million aggregate principal amount of Outstanding Notes were validly tendered and not validly withdrawn prior to the expiration of the exchange offer one minute after 11:59 p.m., Eastern Standard Time, on January 25, 2012, which represents 100% of the aggregate principal amount of Outstanding Notes outstanding upon commencement of the exchange offer. Entercom Radio accepted for exchange all of the Outstanding Notes validly tendered and not validly withdrawn and settlement will occur promptly. At settlement, the Outstanding Notes accepted will be exchanged for an equal principal amount of a new issue of 10  1/2% Senior Notes due 2019, Series B (the “Exchange Notes”). Terms of the Exchange Notes are substantially identical to those of the Outstanding Notes, except that the transfer restrictions and registration rights relating to the Outstanding Notes do not apply to the Exchange Notes.

This press release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer was made only pursuant to the exchange offer documents, including the prospectus and letter of transmittal that were distributed to the holders of the original notes and have been filed with the Securities and Exchange Commission.

Entercom Communications Corp. is the fourth largest radio broadcasting company in the United States, with a nationwide portfolio in excess of 100 stations in 23 markets, including San Francisco, Boston, Seattle, Denver, Portland, Sacramento and Kansas City.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and

Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. Accordingly, the Company’s actual performance may differ materially from those stated or implied herein. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:

Steve Fisher

Executive Vice President – Operations and Chief Financial Officer

610-660-5647

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